Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-146340, 333-172619, 333-183053 and 333-187224) of athenahealth, Inc. of our report dated March 11, 2013 relating to the financial statements of Epocrates, Inc. which appears in this Current Report on Form 8‑K/A of athenahealth, Inc. dated May 17, 2013.

/s/ PricewaterhouseCoopers LLP
San Jose, California
May 17, 2013